Exhibit 10.34

RKT Holdings, LLC

[  ], 2020

Re: Consulting Agreement Letter

Dear [  ]:

This letter agreement will confirm our mutual understanding with respect to your engagement as a consultant to RKT Holdings, LLC, a Michigan limited liability company (the “Company”) and with Rocket Companies, Inc. (“Rocket”) and its subsidiaries (the “Rocket Companies”).

This letter agreement will be effective as of the effective date of the initial public offering (“IPO”) of the Rocket Companies (the “Effective Date”), and continue until either you or the Rocket Companies provide to the other party notice of termination with thirty days’ notice.  Upon any termination of your engagement, the Company will have no further obligations to you under this letter agreement thereafter.

This letter agreement is both in recognition of the substantial services you have provided to the Rocket Companies and specifically to Rocket in connection with the launch of its IPO, as described further in Appendix A.  Following the Effective Date, you agree to continue to provide services to the Rocket Companies as set forth on Appendix A attached hereto and as otherwise instructed by the Chief Executive Officer of the Rocket Companies (the “Services”).  You agree that you will perform the Services as an independent contractor, and not as an employee of the Company or any member of the Rocket Companies.  You will be paid compensation as set forth on Appendix B attached hereto.

In recognition of the Services and for your contribution to the success of the IPO, you will receive equity grants in the form of options to purchase shares of Class A common stock of Rocket and restricted stock units with respect to shares of Class A common stock of Rocket as set forth on Appendix C attached hereto on the Effective Date, and on the terms set forth in the equity award agreements.

As an independent contractor, you will be solely responsible for payment of all taxes with respect to your compensation payable hereunder and in respect of your equity grants described in Appendix C, and neither the Company nor any of its affiliates will withhold for taxes from any such amounts.  In addition, you understand and agree that you are not eligible simply by virtue of your engagement as a consultant to participate in any of the employee benefit plans or programs of the Company or any member of the Rocket Companies.  In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any such plans or programs as a result of such reclassification.

The terms contained in this letter agreement constitute and embody our full and complete understanding and agreement with respect to your engagement as a consultant for the Company, and supersede and replace all prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter.  The terms of this letter agreement may be modified only by a writing duly executed by you and the Company, and this letter agreement, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company.  The benefits and obligations contained in this letter agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns.

This letter agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Michigan.  The exclusive venues for all disputes arising out of this letter agreement will be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues.  The Company and you stipulate that this letter agreement is an arms-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any party of any remedy to which it may be entitled.  The Company and you further agree to consent to the dismissal of any action arising out of this letter agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the party seeking dismissal for improper venue will be paid by the party that filed suit in the improper venue.

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If you are in agreement with the terms of your consulting engagement described above, please execute this letter agreement where indicated below and return to me.  The execution of this letter agreement may be by actual or facsimile signature.

Sincerely,

RKT HOLDINGS, LLC

By:
Name:
Title:

AGREED AND ACCEPTED:

[ ]
Date: